EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-67828, 333-82818, 333-104427, 333-107356, 333-116103, and 333-132556) pertaining to the 1992 Equity Incentive Plan, 1995 Management Stock Option Plan, 1997 Employee Stock Purchase Plan, 1999 Equity Incentive Plan, 2003 Equity Incentive Plan and 2004 Equity Incentive Plan and Amendment No. 1 to the Registration Statement (Form S-3/A No. 333-117592) of our reports dated March 21, 2007, with respect to the consolidated financial statements and schedule of Omnicell, Inc., Omnicell, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Omnicell, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ ERNST & YOUNG LLP
Palo Alto, California
March 21, 2007